Exhibit 99.1
RHI ENTERTAINMENT ANNOUNCES RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2009
New York, NY — August 5, 2009 — RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of made-for-television (MFT) movies, miniseries, and other television programming, today reported its financial results for the second quarter ended June 30, 2009.
“Our results this quarter show that we have effectively managed our operations to better meet the demand from broadcast and cable networks,” said Robert Halmi, Jr., President and Chief Executive Officer of RHI Entertainment, Inc. “With four made-for-TV movies and two mini-series delivered during the quarter, and nine mini-series and 25 MFT movies in various stages of production, most of which are expected to be delivered in the second half of 2009, we are reaffirming our commitment to deliver a slate of 30 – 35 films in 2009. We believe the activity we are seeing in multiple markets, including the orders we are now getting for the fourth quarter of this year and the first quarter of next year, suggest a level of stabilization and that the truly extenuating circumstances of recent quarters may be coming to an end. We fully expect our customers will keep a continued, sharp focus on the cost-value proposition for the content they acquire, and for this reason we believe RHI provides a very attractive solution for them.”
Mr. Halmi continued, “In terms of our longer-term initiatives and imperatives, we continue to work toward the goal of paying down roughly $200 million in debt over the next four years. As the market recovers, and as we deliver more content, the free cash flow we generate as a result will be used to de-lever the company. Additionally, we are focused on further reducing G&A costs, the results of which are only now materializing and the full impact of which will be apparent in 2010. Finally, we are excited about the prospects of licensing our content to new broadcasters and in new markets. This includes a stronger and sustained push internationally and through our newly established footprint in the Hollywood community.”
Mr. Halmi concluded, “With a unique financing and distribution model, extensive and valuable library, and growing list of expansion opportunities, we are excited about the prospects for this business, which continues to show resiliency in a very tough market.”

Three Months Ended June 30, 2009
Total revenue for the three months ended June 30, 2009 was $22.7 million, a reduction of 58 percent from $53.4 million in the second quarter of 2008. The decline in total revenue was due to a reduction in library revenue during the second quarter of 2009.
Library revenue decreased 79 percent to $10.9 million in the three months ended June 30, 2009, versus $50.9 million in the second quarter of 2008. The decline in library revenue reflects the continued impact of the slow down in sales activity experienced in the fourth quarter of 2008 and much of the first quarter of 2009. While demand has recently improved for library product during the second quarter of 2009, sales made in the current period are often not recognized as revenue until subsequent periods. Further, during the second quarter of 2008, one sale to a customer, to whom the Company continues to license product, accounted for $32.5 million of library revenue. There were no comparable license deals of this size during the second quarter of 2009.
Also contributing to the decrease in library revenue was a $1.6 million reduction related to the distribution of programming on ION during the three months ended June 30, 2009 compared to the prior year period as a result of a weakened advertising market and resulting decrease in advertising sales.
Production revenue increased to $11.8 million during the second quarter of 2009, compared to $2.6 million in the prior year period. In response to growing demand during the second quarter of 2009, RHI increased production activity. The Company delivered four MFT movies and two original mini-series, compared to four MFT movies in the three months ended June 30, 2008. The films that the Company delivered in the second quarter of 2008 each premiered on video-on-demand prior to the initial broadcast term, resulting in a delay in recognizing initial license fee revenue.
Cost of sales for the three months ended June 30, 2009 was $18.5 million, compared to $33.1 million during the comparable period of 2008. Cost of sales is comprised of film cost amortization, certain distribution expenses and the amortization of minimum guarantee payments to ION. While film cost amortization as a percentage of revenue was slightly higher in 2009 versus 2008, the decrease in gross profit during the second quarter of 2009 was primarily the result of the reduction in revenue and the fact that distribution expenses and the ION minimum guarantee expense do not directly correlate to the recognized revenue.
Selling, general and administrative expenses decreased $6.7 million to $6.9 million in the three months ended June 30, 2009, from $13.6 million in the same period in 2008. The decrease is primarily due to the collection of approximately $2.8 million of accounts receivable from one customer which had been reserved for in the three months ended June 30, 2008. Additionally, during the three months ended June 30, 2008, the Company incurred approximately $1.1 million of costs associated with an industry tradeshow. During 2009, the same tradeshow occurred in the first quarter. The Company has begun to see the benefits of its continued focus on tightly managing its costs and expects more significant results in 2010.
Other expense for the second quarter of 2009 totaled $1.0 million, compared to $0.1 million in the same period of 2008. The 2009 expense includes the $1.3 million change in fair value of the Company’s interest rate swaps offset by $0.3 million of realized foreign currency gains resulting from the settlement of customer accounts denominated in foreign currencies. Other expense for the three months ended June 30, 2008 primarily represented foreign exchange losses. During the quarter, the Company amended how it accounts for interest rate swaps, resulting in the non-cash changes in value of the interest rate swaps being recorded to the income statement as opposed to the stockholders’ equity section of the balance sheet.
The Company reported an Adjusted EBITDA loss of $20.3 million for the three months ended June 30, 2009, compared to a gain of $3.4 million in the second quarter of 2008.
Loss before non-controlling interest in loss of consolidated entity for the second quarter of 2009 totaled $14.9 million, compared to a loss of $8.5 million in the same period of 2008. Loss per share for the three months ended June 30, 2009 was $0.64. The net loss for the three months ended June 30, 2009 is not directly comparable to the net loss for three months ended June 30, 2008, as the Company’s results for the period April 1, 2008 to June 22, 2008 (the period prior to the Company’s initial public offering) does not include any adjustment for non-controlling interest in loss of consolidated entity.
Six Months Ended June 30, 2009
Total revenue for the six months ended June 30, 2009 was $35.7 million, a reduction of 53 percent from $75.7 million in the first half of 2008. The decrease in total revenue was primarily attributable to a reduction in library revenue in the first half of 2009.
Library revenue decreased 65 percent to $23.9 million in the six months ended June 30, 2009, versus $68.1 million in the first half of 2008. The decline in library revenue reflects the continued impact of the slow down in sales activity experienced in the fourth quarter of 2008 and much of the first quarter of 2009. While demand has improved for library product during the second quarter of 2009, sales made in a current period are often not recognized as revenue until subsequent periods. Further, during the first half of 2008, sales to a customer, to whom the Company continues to license product, accounted for $33.6 million of library revenue. There were no comparable license deals of this size during the first six months of 2009.
Also contributing to the decrease in library revenue was a $3.0 million reduction related to the distribution of programming on ION during the six months ended June 30, 2009 compared to the prior year period as a result of a weaker advertising sales market and resulting decrease in advertising sales.
Production revenue increased 57 percent to $11.8 million during the six months ended June 30, 2009, compared to $7.5 million in the prior year period. The increase in production revenue is primarily due to the delivery of two additional original mini-series in the six months ended June, 30, 2009 as compared to the year ago period. In addition, several of the films delivered in the first half of 2008 premiered on video-on-demand prior to the initial broadcast term, resulting in a delay in recognizing initial license fee revenue.
Cost of sales for the six months ended June 30, 2009 was $31.9 million, compared to $50.7 million during the comparable period of 2008. Cost of sales is comprised of film cost amortization, certain distribution expenses and the amortization of minimum guarantee payments to ION. While film cost amortization as a percentage of revenue was slightly higher in 2009 versus 2008, the decrease in gross profit during the second quarter of 2009 was primarily the result of the reduction in revenue and the fact that distribution expenses and the ION minimum guarantee expense do not directly correlate to the recognized revenue.
Selling, general and administrative expenses decreased $8.6 million to $17.9 million in the six months ended June 30, 2009, from $26.5 million in the same period in 2008. The decrease is primarily due to the collection of approximately $2.8 million of accounts receivable from one customer which had been reserved for in the six months ended June 30, 2008. In addition, a portion of the difference relates to severance costs incurred in the prior year period. The Company has begun to see the benefits of its continued focus on tightly managing its costs and expects more significant results in 2010.
Other expense for the first six months of 2009 totaled $1.6 million, compared to income of $0.8 million in the same period of 2008. The 2009 income includes the $1.3 million decrease in fair value of the Company’s interest rate swaps and realized foreign currency losses. Other income for the six months ended June 30, 2008 primarily represented foreign exchange gains.
The Company reported an Adjusted EBITDA loss of $54.7 million for the six months ended June 30, 2009, compared with a loss of $11.9 million in the first half of 2008.
Loss before non-controlling interest in loss of consolidated entity for the six months ended June 30, 2009 totaled $37.0 million, compared to $28.7 million in the same period of 2008. Loss per share for the six months ended June 30, 2009 was $1.58. The net loss for the six months ended June 30, 2009 is not directly comparable to the net loss for six months ended June 30, 2008, as the Company’s results for the period from January 1, 2008 to June 22, 2008 (the period prior to the Company’s initial public offering) does not include any adjustment for non-controlling interest in loss of consolidated entity.

Liquidity and Capital Resources
The Company’s credit facilities currently include: (i) two first lien facilities, a $175.0 million term loan and a $350.0 million revolving credit facility; and (ii) a $75.0 million senior second lien term loan. As of June 30, 2009, all of the Company’s debt was variable rate and totaled $583.8 million outstanding. To manage the related interest rate risk, the Company has entered into interest rate swap agreements. As of June 30, 2009, the Company had floating to fixed interest rate swaps outstanding in the notional amount of $435.0 million, effectively converting that amount of debt from variable rate to fixed rate. The interest rate swaps were amended in April 2009 which will result in approximately $4 -5 million cash interest savings over the next nine months.
As of June 30, 2009, the Company had $1.9 million of cash compared to $22.4 million of cash at December 31, 2008. As of June 30, 2009, the Company had $12.8 million available under its revolving credit facility, net of an outstanding letter of credit, subject to the terms and conditions of that facility. The decrease in cash reflects the Company’s production spending during the six months ended June 30, 2009.
Interest expense, net decreased $2.4 million to $20.0 million for the six months ended June 30, 2009 from $22.4 million during the comparable period in 2008.
Management is continually reviewing its operations for opportunities to adjust the timing of expenditures to ensure that sufficient resources are maintained. The timing surrounding the commencement of production of movies and mini-series is the most significant item the Company can alter in terms of managing its resources. The Company’s production partners have financed a substantial portion of the cost for each 2009 film through the use of new or existing credit facilities of their own. Although a majority of the Company’s films are in production in the summer months so that they can be delivered late in the third quarter and during the fourth quarter, a portion of the funding for these films has been paid and a portion has been deferred to future periods to better match the cash inflows related to sales of this product. As such, the Company’s net production funding requirements for the balance of 2009 are not significant relative to the remaining film deliveries.
The Company is committed to tightly managing its film slate and its overall capital commitments to ensure that it has the appropriate resources in place to run and grow its business and continue to strengthen the Company’s balance sheet. The Company believes that its cash on hand, available borrowings under its revolving credit facility and projected cash flows from operations will be sufficient to satisfy its financial obligations through at least the next twelve months.

ION Settlement
On July 15, 2009, RHI entered into a settlement agreement (the Settlement Agreement) to resolve a dispute with one of its distribution partners, ION Media Networks, Inc. (ION), which filed for Chapter 11 bankruptcy in June 2009. If approved by the Bankruptcy Court, the Settlement Agreement would end the existing relationship between RHI and ION and result in the termination of the license agreement dated December 1, 2007 between the parties. The Settlement Agreement provides that, among other things, RHI will make a one-time payment of $2.5 million to ION, representing the net amounts owed to ION. Management anticipates a net gain of approximately $1.1 million to be recorded resulting from the settlement of any assets and liabilities recorded as of June 30, 2009 related to the License Agreement.
Refer to the Company’s June 30, 2009 quarterly report on Form 10-Q filed with SEC for a complete description of the Settlement Agreement.
Conference Call & Webcast
RHI’s senior management will host a conference call to discuss its second quarter financial results on Wednesday, August 5, 2009 at 5:00 pm ET. Interested parties in the United States and Canada may dial (866) 406-5408. Those participants outside of the U.S. and Canada may dial (973) 582-2770. The conference call I.D. number is 20854686.
A replay of the earnings call will be available beginning two hours after the completion of the call on Wednesday, August 5, 2009 through August 19, 2009. To hear the replay, callers in the U.S. and Canada may dial (800) 642-1687 and international callers may dial (706) 645-9291. The conference call I.D. number is 20854686.
This call is also available as a live webcast and can be accessed at RHI Entertainment’s Investor Relations Web site at http://ir.rhitv.com.
About RHI Entertainment
RHI Entertainment, Inc. (NASDAQ: RHIE) develops, produces and distributes made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. In addition to the development, production and distribution of new content, RHI owns rights to over 1,000 titles comprising more than 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding RHI Entertainment, Inc.’s anticipated growth, future operating results and ability to secure additional capital and liquidity. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by RHI Entertainment, Inc., as well as from risks and uncertainties beyond RHI Entertainment, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant customers and distributors, receipt of payment for license fees from our customers and distributors, the ability to attract new customers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new distribution platforms, the ability to adequately protect our intellectual property, and general economic conditions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in RHI’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission (“SEC”) on March 5, 2009 and the Company’s other public filings with the Securities and Exchange Commission. These forward-looking statements reflect RHI Entertainment, Inc.’s expectations as of the date of this release. RHI Entertainment, Inc. undertakes no obligation to update the information provided herein.

RHI ENTERTAINMENT, INC.
Financial Highlights
(In millions)

	Three Months ended	Three Months ended
	June 30, 2009	June 30, 2008	% Change
Production Revenue	$11.8	$2.6	356%
Library Revenue	10.9	50.9	(79)%
Total Revenue	22.7	53.4	(58)%
Gross Profit %	18%	38%	(20)%
Loss before non-controlling interest in loss of consolidated entity	(14.9)	(8.5)	N/A
Adjusted EBITDA	$(20.3)	$3.4	N/A

	Six Months ended	Six Months ended
	June 30,2009	June 30,2008	% Change
Production Revenue	$11.8	$7.5	57%
Library Revenue	23.9	68.1	(65)%
Total Revenue	35.7	75.7	(53)%
Gross Profit %	11%	33%	(22)%
Loss before non-controlling interest in loss of consolidated entity	(37.0)	(28.7)	N/A
Adjusted EBITDA	$(54.7)	$(11.9)	N/A

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Period from		Three Months	Three Months
	June 23, 2008	Period from	Ended	Ended
	to June 30,	April 1, 2008 to	June 30,	June 30,
(in thousands)	2008	June 22, 2008	2008	2009
	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Successor
Revenue
Production revenue	$932	$1,661	$2,593	$11,832
Library revenue	1,489	49,363	50,852	10,851

Total revenue	2,421	51,024	53,445	22,683
Cost of sales	1,303	31,818	33,121	18,487

Gross profit	1,118	19,206	20,324	4,196
Other costs and expenses:
Selling, general and administrative	732	12,913	13,645	6,922
Amortization of intangible assets	36	314	350	285
Fees paid to related parties:
Management fees	—	137	137	—
Termination fee	6,000	—	6,000	—

(Loss) income from operations	(5,650)	5,842	192	(3,011)
Other (expense) income:
Interest expense, net	(819)	(9,805)	(10,624)	(10,435)
Interest income	3	15	18	1
Other income (expense), net	67	(181)	(114)	(953)

Loss before income taxes and non-controlling interest in loss of consolidated entity	(6,399)	(4,129)	(10,528)	(14,398)
Income tax (provision) benefit	(83)	2,111	2,028	(543)

Loss before non-controlling interest in loss of consolidated entity	(6,482)	(2,018)	(8,500)	(14,941)
Non-controlling interest in loss of consolidated entity	2,742	—	2,742	6,320

Net loss	$(3,740)	$(2,018)	$(5,758)	(8,621)

Basic and diluted loss per share	$(0.28)	N/A	N/A	$(0.64)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Period from		Six Months	Six Months
	June 23, 2008	Period from	Ended	Ended
	to June 30,	January 1, 2008	June 30,	June 30,
(in thousands)	2008	to June 22, 2008	2008	2009
	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Successor
Revenue
Production revenue	$932	$6,602	$7,534	$11,832
Library revenue	1,489	66,643	68,132	23,854

Total revenue	2,421	73,245	75,666	35,686
Cost of sales	1,303	49,396	50,699	31,925

Gross profit	1,118	23,849	24,967	3,761
Other costs and expenses:
Selling, general and administrative	732	25,802	26,534	17,888
Amortization of intangible assets	36	671	707	599
Fees paid to related parties:
Management fees	—	287	287	—
Termination fee	6,000	—	6,000	—

Loss from operations	(5,650)	(2,911)	(8,561)	(14,726)
Other (expense) income:
Interest expense, net	(819)	(21,559)	(22,378)	(20,067)
Interest income	3	34	37	4
Other income (expense), net	67	706	773	(1,647)

Loss before income taxes and non-controlling interest in loss of consolidated entity	(6,399)	(23,730)	(30,129)	(36,436)
Income tax (provision) benefit	(83)	1,518	1,435	(518)

Loss before non-controlling interest in loss of consolidated entity	(6,482)	(22,212)	(28,694)	(36,954)
Non-controlling interest in loss of consolidated entity	2,742	—	2,742	15,632

Net loss	$(3,740)	$(22,212)	$(25,952)	(21,322)

Basic and diluted loss per share	$(0.28)	N/A	N/A	$(1.58)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Adjusted EBITDA
(In thousands)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	Successor	Combined (1)	Successor	Combined (1)
Net loss	$(8,621)	$(5,758)	$(21,322)	$(25,952)
Non-controlling interest in loss of consolidated entity	(6,320)	(2,742)	(15,632)	(2,742)
Interest expense, net	10,435	10,624	20,067	22,378
Realized loss on interest rate swaps	1,267	—	1,267	—
Depreciation of fixed assets	54	48	106	97
Income tax provision (benefit)	543	(2,028)	518	(1,435)
Amortization of film production costs	13,786	31,607	22,008	44,613
Amortization of intangible assets	285	350	599	707
Capitalized film production costs	(30,092)	(38,377)	(61,582)	(62,502)
Share-based compensation	443	485	921	968
Severance-related expenses	740	—	667	2,847
Bad debt expense	(2,866)	3,167	(2,334)	3,167
Financing-related expenses	—	6,000	—	6,000

Adjusted EBITDA (2)	$(20,346)	$3,376	$(54,717)	$(11,854)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

(2)	Adjusted EBITDA represents net loss before non-controlling interest in loss of consolidated entity, interest expense, net, income tax (benefit) expense, depreciation of fixed assets, amortization of film production costs, amortization of intangible assets, share-based compensation, bad debt expense and severance-related expenses, reduced by our capitalized film production costs net of changes in accrued film production costs during the applicable period. We deduct our capitalized film production costs net of changes in accrued film production costs because we consider our film production spending to be a material aspect of our ongoing operating performance. We add back any bad debt expense, severance-related expense, impairment charges, loss on extinguishment of debt and financing-related expenses because we do not consider it to be a material aspect of our ongoing operating performance.
We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe a comparable measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present Adjusted EBITDA or a comparable measure when reporting their results. We also use Adjusted EBITDA for the following purposes: our management uses Adjusted EBITDA to assess our operating performance; our compensation committee judges the performance of our executives and calculates their compensation, at least in part, based on our Adjusted EBITDA performance; and Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

Adjusted EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA has limitations as an analytical tool, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.
You are encouraged to evaluate such adjustments and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to, among others, the following limitations:
• Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
• Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
• although depreciation and certain amortization expenses are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; and
• other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. See the statements of cash flows included in our consolidated financial statements.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30,	December 31,
	2009	2008
	(Successor)	(Successor)
ASSETS
Cash	$1,856	$22,373
Accounts receivable, net of allowance for doubtful accounts and discount to present value of $7,652 and $11,933, respectively	139,802	180,125
Film production costs, net	793,903	780,122
Property and equipment, net	340	370
Prepaid and other assets, net	24,908	28,928
Intangible assets, net	1,665	2,264

Total assets	$962,474	$1,014,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$47,005	$51,477
Accrued film production costs	169,535	195,328
Debt	583,789	576,789
Deferred revenue	14,418	13,530

Total liabilities	814,747	837,124

Stockholders’ equity
Common stock, par value $0.01 per share;125,000 shares authorized and 13,505 shares issued and outstanding	135	135
Additional paid-in capital	150,140	149,609
Accumulated deficit	(57,517)	(36,195)
Accumulated other comprehensive loss	(7,521)	(11,387)

Total RHI Inc. stockholders’ equity	85,237	102,162
Non-controlling interest in consolidated entity	62,490	74,896

Total stockholders’ equity	147,727	177,058

Total liabilities and stockholders’ equity	$962,474	$1,014,182

RHI ENTERTAINMENT, INC.
Unaudited Selected Cash Flow Information
(In thousands)

	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined	Successor
	Period from	Period from	Six Months	Six Months
	June 23,	January 1,	Ended	Ended
	2008 to June	2008 to June	June 30,	June 30,
	30,2008	22,2008	2008	2009
Net cash used in operating activities	$(11,904)	$(32,331)	$(44,235)	$(27,440)
Net cash used in investing activities	—	(81)	(81)	(77)
Net cash (used in) provided by financing activities	(16,344)	64,520	48,176	7,000
Cash (end of period)	5,267	33,515	5,267	1,856

Contact:
Erica Bartsch
Sloane & Company
212-446-1875